Exhibit 3.41

SOSID: 0607223
Date Filed: 12/22/2008 9:24:00 AM
Effective: 12/31/2008
Elaine F. Marshall
North Carolina Secretary of State
C200835400499

State of North Carolina
Department of the Secretary of State

ARTICLES OF ORGANIZATION
INCLUDING ARTICLES OF CONVERSION
OF
NORTH CAROLINA RADIATION THERAPY
MANAGEMENT SERVICES, LLC

Pursuant to Section 57C-2-21, 57C-9A-01 and 57C-9A-03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Organization Including Articles of Conversion for the purpose of forming a limited liability company.

1.                         The name of the limited liability company is: NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC. The limited liability company is being formed pursuant to a conversion of another business entity.

2.                         The name of the converting business entity is NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, INC. and the organization and internal affairs of the converting business entity are governed by the laws of the State of North Carolina. A plan of conversion has been approved by the converting business entity as required by law.

3.                         The converting business entity is a domestic corporation.

4.                         The limited liability company’s duration shall be perpetual.

5.                         The name and address of the organizer executing these Articles of Organization is:

David N. T. Watson
Vice President
2234 Colonial Boulevard
Fort Myers, Florida 33907

6.                         The street address and county of the initial registered office of the limited liability company is 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603.

7.                         The name of the initial Registered Agent at such address is Corporation Service Company.

8.                         The principal office address of the limited liability company is 2234 Colonial Boulevard, Fort Myers, Florida 33907, Lee County.

9.                         The limited liability company shall be manager-managed. The members of this limited liability company shall not be managers by virtue of their status as members as provided for in Section 57C-3-20(a) of the North Carolina General Statutes.

10.                  To the fullest extent from time to time permitted by law, no person who is serving or who has served as a manager of the limited liability company shall be personally liable in any action for monetary damages for breach of his or her duty as a manager, whether such action is brought by or in the right of the limited liability company or otherwise. Neither the amendment nor repeal of this Article, nor the adoption of any provision to these Articles of Organization inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a manager of the limited liability company with respect to any matter which occurred, or any cause of action, suit, or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

11.                  These Articles will be effective as of 11:59 p.m. on December 31, 2008.

This the 18 day of December, 2008.

/s/ David N. T. Watson
DAVID N.T. WATSON, Organizer